Exhibit 99.1

Ensysce Biosciences, Inc. Announces Exercise of

Warrants for $2.2 Million Gross Proceeds

SAN DIEGO, CA / ACCESSWIRE / April 23, 2025 / Ensysce Biosciences, Inc. (NASDAQ: ENSC) (the “Company”), a clinical-stage pharmaceutical company developing innovative solutions for severe pain relief while reducing the potential for opioid abuse and overdose, today announced the entry into definitive agreements for the immediate exercise of certain outstanding warrants to purchase up to an aggregate of 630,376 shares of common stock of the Company originally issued in March 2025, having an exercise price of $3.24 per share. The shares of common stock issuable upon exercise of the warrants are registered pursuant to an effective registration statement on Form S-3 (No. 333-286580). The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $2.2 million, prior to deducting placement agent fees and estimated offering expenses.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the warrants for cash and the payment of additional $0.125 per new unregistered warrant (additional $157,594.00 in the aggregate, which are included in the gross proceeds to the Company), the Company will issue new unregistered warrants to purchase shares of common stock. The new warrants will be exercisable for an aggregate of up to 1,260,752 shares of common stock, at an exercise price of $1.90 per share and will be immediately exercisable upon issuance. 630,376 of the new warrants will have a term of eighteen months from the issuance date, and 630,376 of the new warrants will have a term of five years from the issuance date.

The offering is expected to close on or about April 24, 2025, subject to satisfaction of customary closing conditions. The Company currently intends to use the net proceeds from the offering for continued development of its TAAPTM and MPAR® programs and for working capital.

The new warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Ensysce Biosciences, Inc.

Ensysce Biosciences is a clinical-stage company with a goal of disrupting the analgesic landscape by introducing a new class of highly novel opioids for the treatment of severe pain. Leveraging its Trypsin-Activated Abuse Protection (TAAPTM) and Multi-Pill Abuse Resistance (MPAR®) platforms, the Company is developing unique, tamper-proof treatment options for pain that minimize the risk of both drug abuse and overdose. Ensysce’s products are anticipated to provide safer options to treat patients suffering from severe pain and assist in preventing deaths caused by medication abuse. For more information, please visit www.ensysce.com.

Forward-Looking Statements

This release includes “forward-looking statements,” including statements relating to the registered direct offering, the concurrent private placement and the use of proceeds therefrom. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under the Company’s control, such as market and other conditions. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as statements regarding the consummation of the offering, the satisfaction of closing conditions and the use of proceeds from the offering, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. Except as required by law, the Company expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements. The Company cautions you that these forward-looking statements are inherently subject to certain risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. These risks include the risks described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Investor Contact

Ensysce Biosciences Company Contact:

Lynn Kirkpatrick, Ph.D.

Chief Executive Officer

(858) 263-4196

Ensysce Biosciences Investor Relations Contact:

MZ Group North America

Shannon Devine

203-741-8811

ENSC@mzgroup.us